Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-202028

March 10, 2015

Xcel Brands, Inc.

Free Writing Prospectus

We have filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting Wunderlich Securities, Inc. at 4695 MacArthur Court, Suite 450, Newport Beach, CA 92660, Attention: Jeff Ng, Telephone: (949) 610-8561, Email: jeffng@wundernet.com.

The following investor presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

On March 9, 2015, we gave the following investor presentation at the 27th Annual Roth Conference.

Investo r Presentation 03.09. 20 15

FORWARD LOOKING STATEMENTS

Certain statements in this presentation, as well as certain oral statements made by management during the presentation, constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements expressed or implied regarding our plans and milestones, plans to fund our current activities, statements concerning our strategic relationships and activities, strategy, future operations and expansion, future financial position, future sales and revenues, projected costs, and market penetration. In some cases, forward-looking statements can be identified by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "intends", "could", or negative of such terms or other comparable terminology. These statements are based on our current expectations and assumptions and are not guarantees of future performance. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstance or events to differ materially from those stated in or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of our licensees to produce, market and sell quality products bearing our brand names, continued market acceptance of our brands and any future brands we acquire, our ability to service our significant debt obligations, our ability to raise capital for any future acquisitions, concentration of a substantial portion of our licensing revenue from a limited number licensees, our dependence on QVC, restrictions in our agreements with QVC and other licensees on our ability to sell products with certain retailers, our dependence on promotional services of our spokesperson, limitations on our ownership of the H Halston brands, impacts on our H Halston brands resulting from the operations of the related Halston brands by their owner, our ability to manage expected future growth, our ability to identify and acquire additional trademarks, competition for licensees, competition in our licensee's markets, our ability to protect our intellectual property, our dependence on our CEO and other key executive officers, the success of our e- commerce strategy and other risks and uncertainties detailed from time to time in our public disclosure documents or other filings with the Securities and Exchange Commission. Additional risks and uncertainties relating to us and our business can be found in the "Risk Factors" section of our latest annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as in our other public filings. The forward- looking statements are made as of the date hereof, and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

03.09.15

2

AGENDA A. INTRODUCTIO N T O XCE L BRANDS B. THE XCEL BUSINESS MODEL C. GROWTH OPPORTUNITIES D. STRONG TRACK RECORD OF GROWTH E. INVESTMENT HIGHLIGHTS – RECAP 03.09.15 3

A. INTRODUCTIO N T O XCE L BRANDS • OUR OPPORTUNITY • OUR VISION & MISSION • OUR BRANDS • OUR SALES 03.09.15 4

OUR OPPORTUNITY

The way customers shop is rapidly changing, causing margin compression across the consumer goods industry. This is based upon a number of factors:



1
PRICE INFORMATION
Price transparency, showrooming
2
E-COMMERCE
Mall traffic is decreasing
3
CUSTOMER VOICE
Marketing changed, customer wants input
4
FAST FASHION
Customers demand faster supply chains
5
CROWDED MARKET
Multiple retailers, customer expects mark downs
CONSUMER BEHAVIOUR CHANGE

03.09.15

5

VISION: T o re - imagin e shopping , entertain m ent a n d social a s o n e OUR VISION & MISSION MISSION: T o design and produce the best products f or o ur f ollo w ers and partne r s 03.09.15 6

XCEL BRANDS

OUR BRANDS

Xcel Brands owns, licenses, designs and markets dynamic consumer brands through an omni-channel retail strategy, to maximize the potential in the convergence of shopping, entertainment and social

ISAAC MIZRAHI JUDITH RIPKA HALSTON LizClaiborne new york






03.09.15 7

XCEL
BRANDS

OUR SALES

Our dynamic brands generate over $350 million in retail sales* across over 150 categories of products


FABULOUS

*Estimated and preliminary 2014 sales of products under our brands at retail

03.09.15

8

B. THE XCEL BUSINESS MODEL • ADVANTAGES • STRATEGY 03.09.15 9

1) Highly Flexible 2) O w n & Con t ro l Brand 3) Predic t abl e Revenu e Base 4) Hig h EBITD A Margins 5) Scalabl e Busines s Model 6) Working Capital Light 2 3 4 5 6 1 THE XCEL BUSINESS MODEL – ADVANTAGES • Xce l opera t e s i n a working capital light licensin g m odel , w here b y w e c on t ro l t h e bra n d including desig n an d marke t ing , bu t licens e sourcin g an d produc t io n to t h ir d par t ies • B ene f its o f our licensin g mode l include : 03.09.15 10

THE X CEL BUSINESS MODEL – STRATEGY • Ou r busines s mode l positio n s u s fo r th e futur e o f retail • W e accomplis h thi s b y combinin g f ou r ke y strategies: 1 DYNAM I C BRANDS 2 RESPONSIVE DESIGN 3 OMN I - CHANNEL SALES 4 360 ƒ MARKETING 03.09.15 11

XCEL BRANDS

1. DYNAMIC BRANDS

Xcel owns and licenses dynamic brands including Isaac Mizrahi, Judith Ripka, H Halston and Liz Claiborne New York

Our focus is on brands that have dynamic personalities associated with them who can engage in conversations with our customers and followers in social media

ISAAC MIZRAHI

JUDITH RIPKA

H HALSTON

LizClaiborne new york


THE
SNOW LEOPARD
COLLECTION




ISAAC MIZRAHI LIVE

03.09.15

12

2. RESPONSIVE DESIGN CAPABILITIES

XCEL BRANDS

- Xcel has made significant investments in design capabilities:
  - Over 40 in-house and 60 indirect designers with expertise across multiple categories
  - In-house CAD team to develop proprietary prints and patterns
  - Cloud-based design platform to share information with our retail partners, licensees and supply chains
  - Real-time analytics to capture sales information from QVC and others including product sales, productivity, and customer ratings and reviews
- Xcel's responsive design capabilities allow us to react quickly to customer feedback and market trends



03.09.15

13

XCEL BRANDS

3. OMNI-CHANNEL SALES

- Xcel promotes our brands through an Omni-Channel retail sales strategy that includes promotion through:
  - Direct-Response Television
  - E-Commerce
  - Bricks-and-Mortar Retailers
- By collaborating to leverage the reach of our partners in each distribution channel, Xcel is able to drive brand engagement and sales across all channels, wherever our customer shops


Interactive TV
Bricks & Mortar
Digital

03.09.15

14

4. 360° MARKETING

- Xcel re-imagines Shopping, Entertainment, and Social as one and markets our brands in a strategy that speaks *with* customers, not *at* them

- Xcel's 360° marketing strategy is designed to engage our customers in conversation

- Xcel's strategic partnership with QVC allows us to leverage their existing media platform and reach through cross promotion

- Additional media exposure for our brands includes Project Runway All-Stars, Gossip Girl, Good Morning America and others


ISAACMIZRAHINY
SOULCYCLE




RUNWAY
ALL STARS

03.09.15

15

C. GROWTH OPPORTUNITIES • GROW EXISTING BUSINESS – ORGANIC • INTERNATIONAL EXPANSION – SNAPSHOT • ACQUISITIONS 03.09.15 16

GROW EXISTING BUSINESS - ORGANIC

- INTERACTIVE TELEVISION
  - Addition of new product categories and collections
  - Increase on-air hours and e-commerce
  - International markets

- WHOLESALE
  - New licenses for additional categories
  - Increase door penetration in existing retailers
  - E-commerce growth

03.09.15

17

GROW EXISTING BUSINESS – ORGANIC (cont'd)

XCEL BRANDS

- DTR'S/COLLABORATIONS
  - Launched 3 DTRs in 2014 (Michaels, Best Buy, 1-800-Flowers) and expect new DTRs in 2015
  - Collaborations and co-branded programs with leading consumer products companies (i.e., GM, Kleenex, and Johnson & Johnson)
- INTERNATIONAL EXPANSION
  - International markets include Canada, Mexico, UK, Russia, Ukraine, Dubai, and Philippines
  - Planned near-term growth includes Italy, Germany, France, Japan, China, and Middle East

03.09.15

18

XCEL BRANDS

INTERNATIONAL EXPANSION – SNAPSHOT


1
2
3
4
5
6
7
8

1 USA
2 Canada
3 UK
4 Germany
5 Italy
6 France
7 Japan
8 China

Current bricks & mortar retail

ISAAC MIZRAHI LIVE
- Italy planned 2015
- France, Japan and China est. 2015/2016
- Germany est. 2016

LizClaiborne new york
- Italy planned 2015
- Germany, France, Japan and China est. 2015/2016

H by HALSTON
- USA est. 2015
- Canada, UK, Germany, Italy, France, Japan and China est. 2016

JUDITH RIPKA
- Italy planned 2015
- Germany and France est. 2015/2016
- UK and Japan est. 2015
- China est. 2016

03.09.15

19

Ap r 2014 20 1 1 De c 2014 ACQUISITIONS – TIMELINE 03.09.15 20

ACQUISITIONS – STRATEGY

XCEL BRANDS

- Criteria for future potential acquisitions:
  - Synergistic
  - Strategic
  - Accretive

- Xcel pursues potential transactions through our retail partners and market relationships, as well as through our strategic investors including Hilco Global

03.09.15

21

D. STRONG TRACK RECORD OF GROWTH 03.09.15 22

STRONG T RACK RECORD OF GROWTH ADJUSTED EBITDA (1) 2011 figures include results from the Predecessor through X c el ’ s acquisiti o n of the Isaac M i z rahi business on September 29, 2011, and the Successor from September 29, 2011 through D ecember 31, 2011 , as further explained in Xcel’s Form 10 - K filings for fiscal 2011 and 2012 . Adjusted EBITDA for our Predecessor is not available. (2) 2014 figures are preliminary and subject to change , and include a partial year of results f rom the Judith Ripka brand from April 3, 2014 through December 31, 2014 and no revenue recorded for H Halston. We have not completed our normal closing procedures and our auditors have not completed their normal audit procedures for the ye ar ended December 31, 2014, and there can be no assurance that our final results for this year will not differ from these estimates, i ncl uding as a result of year - end closing procedures or audit adjustments, and such changes could be material. These estimates should not be viewed as a substitute for full audited fin ancial statements prepared in accordance with GAAP (generally accepted accounting principles) or as a measure of our performance. (3) Adjusted EBITDA is a non - GAAP unaudited term, which we define as our net income (loss) before interest expense and other financing costs (including gain (loss) on extinguishment of debt), income taxes, other state and local franchise taxes, depreciation and amortization, non - cash compensation, other non - cash income (expenses ) and loss on discontinued operations of our retail business. Appendix A sets forth a reconciliation of net income to Adjusted EBITDA. (4) In December 2014 we discontinued our retail business. For the years ending December 31, 2014 and 2013 our loss from discontinued operations was approximately $1.8 million and $0.3 million, respectively. For the year ended December 31, 2013, our financial statements will be re - casted to account for the loss from discontinued operation s. The re - casted figures herewith are unaudited. 03.09.15 23 $4.5MM $4.2MM $6.9MM $11.4MM $12.7MM $13.2MM $ 20.6MM 2011 2012 2013 2014 Adjusted EBITDA(3) Revenues from Continuing Ops. • Re v enue s from Continuing Operations have gro w n from $ 1 1 .4MM IN 2011 (1) to ove r $ 20. 6 MM in 2014 (2) , representing cumulativ e g ro w th of over 76% • Adjusted EBITDA (3) has g ro w n from $ 4.5 MM in 2012 t o an estimated $ 6 . 9 MM in 2014, representing cumulative g ro w th of over 50% (1) (2) (4) (RECASTED) (UNAUDITED)

E. INVESTMENT HIGHLIGHTS – RECAP 03.09.15 24

INVESTMENT HIGHLIGHTS – RECAP Owns and Licenses Dynamic Brands Strong Organic Growth Track Record Low O pe r a t ional Risk Working Capital Light Responsi v e D esign Capabil i t i es O m ni - chann e l Sales S tr a t egy High M a r gins and Financial R e t urns Strong Industry Relationships in Retail and Finance Experienced Manage m e n t Team Acquisi t i o n s Highly Le v erageable and Accre t i v e 03.09.15 25

APPENDIX A – RECONCILIATION OF NON - GAAP FINANCIALS 03.09.15 26

APPENDIX A RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA 03.09.15 27 Adjusted EBITDA is a non - GAAP unaudited term, which we define as net income (loss) before interest expense and other financing costs (including gain (loss) on extinguishment of debt), income taxes, other state and local franchise taxes, depreciation and amortization, non - cash compensation, other non - cash income (expenses ) and loss on discontinued operations of our retail business . A reconciliation of our net income (loss) to Adjusted EBITDA calculation is as follows : Reported in $, thousands u.s. Year Ended December 31, 2012 2013 2014 (1) Net income (loss) $ 4,284 $ 1,532 $ (1,335) Depreciation & amortization 856 873 935 Interest and finance expense 2,175 1,726 1,488 Income taxes (766) (1,402) (584) State and local franchise taxes 47 144 77 Stock based compensation 4,623 4,810 5,151 Gain (loss) on extinguishment of debt (422) 1,351 - Gain on reduction of contingent obligations (6,300) (5,122) (600) Loss on discontinued operations (2) - 236 1,780 Other non - cash adjustments 4 6 14 Adjusted EBITDA $ 4,501 $ 4,154 $ 6,926 (1) 2014 figures are preliminary and subject to change, and include a partial year of results f rom the Judith Ripka brand from April 3, 2014 through December 31, 2014 and no revenue recorded for H Halston. We have not completed our normal closing procedures and our auditors have not completed their normal audit procedures for the ye ar ended December 31, 2014, and there can be no assurance that our final results for this year will not differ from these estimates, including as a result of year - end closing procedures or audit adjustments, and such changes could be material. These estimates should not be viewed as a substitute for full audited financial statements prepared in accordance with GAAP or as a measure of our performance. (2) In December 2014 we discontinued our retail business. For the years ending December 31, 2014 and 2013 our loss from discontinue d o perations was approximately $1.8 million and $0.3 million, respectively. For the year ended December 31, 2013, our financial statements will be re - casted to account for the loss from disc ontinued operations. The recasted figures herewith are unaudited.

03.09.15 28